Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Big Lots Selects Retail Industry Veterans As Next Chief Merchandising Officer and Chief Marketing Officer

Off-Price Retail Industry Veteran Margarita Giannantonio named Chief Merchandising Officer and Proven Marketing Leader John Alpaugh named Chief Marketing Officer

Columbus, Ohio (Nov. 9, 2022) – Big Lots, Inc. (NYSE: BIG), one of America’s largest home discount retailers, today announced the appointment of two new members of its leadership team. Off-price retail industry veteran Margarita Giannantonio has been named Chief Merchandising Officer and retail industry brand and performance marketing leader John Alpaugh has joined Big Lots as Chief Marketing Officer.

“We’ve worked diligently to find the right thought and people leaders for these two roles, and Margarita and John emerged clearly from our searches as the right leaders to take us forward,” said Bruce Thorn, President and CEO, of Big Lots. “Working together, Margarita, John and their teams will shape how our customer’s experience our brand, and optimize our cross-channel offering of exceptional bargains, treasures and essentials.”

Margarita Giannantonio
Executive Vice President, Chief Merchandising Officer

As Chief Merchandising Officer, Giannantonio will be responsible for shaping and leading the company’s merchandising strategy across all product categories. Giannantonio joins the executive leadership team effective Nov. 14, 2022, reporting to Bruce Thorn.

“Margarita is a deeply accomplished off-price retail industry leader with more than 30 years of experience in merchandising, sales, marketing, and product development in the home, housewares, and apparel categories,” Thorn said. “Margarita’s creativity, extensive experience in off-price retail, and financial acumen, make her a great fit for Big Lots. Her leadership in merchandising will be invaluable as we intensify our focus on bargains and treasures to deliver exceptional value for our customers.”

Giannantonio spent the last decade with TJX, which includes off-price retail brands like HomeGoods, HomeSense, T.J. Maxx and Marshalls. She was most recently Senior Vice President and General Merchandise Manager of TJX Canada, where she led teams responsible for merchandise strategy and financial plans. She also previously served in roles with Hudson’s Bay Company, a major multi-brand retailer, Incredible Clothing Company, The House2/Stylekraft Sportswear, and Hugo Boss Canada.

“I’m grateful to Bruce and the leadership team at Big Lots for the opportunity to join them in their compelling mission to help people live big and save lots,” Giannantonio said. “The company is guided by an inspiring growth strategy and is uniquely positioned in the marketplace. It’s clear that the brand holds a special place in the hearts of its loyal customers, and I look forward to continuing to deliver more of the bargains and treasures they love most."

Giannantonio holds a Bachelor of Arts Degree in Business Administration from the University of Western Ontario, a degree in fashion design from Ryerson University, a Master of Arts Degree from the University of Toronto, and has completed professional development work in leadership at Harvard University. She has been recognized by the Canadian Woman’s Business Association as the “Woman of the Year.”

John Alpaugh
Senior Vice President, Chief Marketing Officer

As Chief Marketing Officer, Alpaugh is responsible for managing the company’s brand and marketing strategies and executions. Alpaugh has joined the executive leadership team, also reporting to Bruce Thorn.

“John’s background includes a deep and diverse set of experiences, among them brand positioning and launch, enterprise strategy, customer insights and analytics, eCommerce, market research, and budget management,” Thorn said. “John has a proven track record of marketing excellence, is a strong collaborator, and possesses a great mix of analytical and practical instincts. His leadership will be vital as we build an even stronger Big Lots using effective, efficient, innovative, data-driven and tech-enabled marketing approaches to drive results.”

Building on his successes as a business planner for IBM, John spent six years in Frankfurt, Germany, with Procter and Gamble in brand management before holding various leadership roles with PetSmart. During his time with PetSmart, John developed the company’s new brand architecture and eCommerce and omnichannel strategies, enhanced the loyalty program with the addition of 7 million new rewards signups, developed a customer-needs framework to better the customer experience, and dramatically improved the advertising media mix driving a higher return on investment. These efforts contributed significantly to the company’s meaningful growth in sales and share price. John’s 16 years with PetSmart included senior leadership roles in marketing, specialty merchandising, and strategic planning, and culminated with four years as the senior vice president and chief marketing officer. Most recently, John was the CEO of CyberMark, a digital marketing solutions provider to multi-location businesses, before successfully selling the company in June 2022.

“I’m thrilled to join Big Lots and the exceptional leadership team in Columbus,” Alpaugh said. “Big Lots offers so much of what customers are looking for today, and we have a tremendous opportunity to build on the great work done to this point to better understand our customer, optimize our marketing spend, and deliver breakthrough messaging.”

ABOUT BIG LOTS
Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is one of America’s largest home discount retailers, operating more than 1,440 stores in 48 states, as well as a best-in-class ecommerce platform with expanded fulfillment and delivery capabilities. The Company’s mission is to help customers “Live Big and Save Lots” by offering unique treasures and exceptional bargains on everything for their home, including furniture, seasonal decor, kitchenware, pet supplies, food items, laundry and cleaning essentials and more. Big Lots is the recipient of Home Textiles Today's 2021 Retail Titan Award. For more information about the company or to find the store nearest you, visit biglots.com.

CONTACTS:

Investor Relations
Alvin Concepcion
aconcepc@biglots.com
614-278-2705

Tom Filandro
Tom.filandro@icrinc.com
646-277-1235

Media Relations
Josh Chaney
jchaney@biglots.com
614-398-8896